UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 9, 2005

EQUITY ONE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

001-13499	52-1794271
(Commission File Number)	(IRS Employer Identification No.

1600 NE Miami Gardens Drive
North Miami Beach, Florida 33179
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (305) 947-1664

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01  Other Events.
On September 9, 2005, Equity One, Inc., a Maryland corporation (“Equity One” or the “Company”), confirmed that it has 34 properties either categorized as held for sale or that were sold by it subsequent to the issuance of its 2004 annual financial statements. At June 30, 2005, these properties had a net book value of $287.1 million, outstanding mortgage debt of $56.3 million and other liabilities of $6.9 million and comprise an aggregate of approximately 3.2 million square feet of gross leasable area. For the three and six months ended June 30, 2005, the operating income from these properties was $4.6 million and $9.3 million, respectively. Thirty-two of these properties comprise our Texas portfolio, the potential sale of which was disclosed by the Company on June 2, 2005, and two of the properties have been sold by the Company. The Texas portfolio contains an aggregate of approximately 3.0 million square feet of gross leasable area and has annualized minimum rent of approximately $31.5 million. Of the 62 properties held for sale as reported in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005, 15 properties have been reclassified as held and used following the termination of a pending contract to sell those properties. In addition, in light of the impact of Hurricane Katrina on the Louisiana market, management has discontinued the Company’s marketing efforts for the sale of its 13 properties located there, although we may determine otherwise as conditions warrant.

Equity One has no definitive plans with respect to its Texas portfolio and no agreement regarding any transaction has been reached. Moreover, there is no assurance that any transaction will be consummated. The Company intends to comment further on or respond to questions regarding a possible transaction only if and when a definitive agreement is entered into and an announcement in that regard is made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                EQUITY ONE, INC.

Date:  September 9, 2005                                             By: /s/ Chaim Katzman
                                                              Chaim Katzman
                                                                Chairman and Chief Executive Officer